Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254222

Prospectus Supplement No. 1 Dated March 31, 2021

(To Prospectus Dated March 24, 2021)

28,590,533 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus of SmartKem, Inc. (the “Company”, “we”, “us”, or “our”) dated March 24, 2021 (as supplemented to date, the “Prospectus”) with the following attached document which we filed with the Securities and Exchange Commission:

A.	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2021.

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should carefully consider the risk factors for our common stock, which are described in the Prospectus, as amended or supplemented.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 1 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is March 31, 2021

INDEX TO FILINGS

Annex
The Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2021	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56036	85-1083654
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of principal executive offices, including zip code)

011-44-161-721-1514

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonuses

On March 31, 2021, the Board of Directors (the “Board”) of SmartKem, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board (the “Committee”), approved discretionary cash bonuses for the Company’s executive officers, Ian Jenks, Chief Executive Officer, Robert Bahns, Chief Financial Officer, Simon Ogier, Ph.D., Chief Technology Officer and Beverley Brown, Ph.D., Chief Scientist, in the amounts set forth in the table below.

Executive Officer	Title	Discretionary Bonus (1)
Ian Jenks	Chief Executive Officer	$102,832.50
Robert Bahns	Chief Financial Officer	$68,555.00
Simon Ogier, Ph.D.	Chief Technology Officer	$32,906.40
Beverley Brown, Ph.D.	Chief Scientist	$32,906.40

(1)	Amounts in pounds sterling have been converted to U.S. dollars at an exchange rate of $1.3711 U.S. dollars to one pound sterling, the exchange rate as of March 30, 2021 as published by the Bank of England.

Option Grants

On March 31, 2021, the Board, upon recommendation of the Committee, approved equity compensation awards for the Company’s executive officers. The Board approved an award of options (the “Options”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in the following amounts: Mr. Jenks was awarded 597,125 Options, Mr. Bahns was awarded 137,648 Options, Mr. Ogier was awarded 186,602 Options and Ms. Brown was awarded 186,601 Options. The Options were granted in accordance with the terms of the Company’s 2021 Equity Incentive Plan and/or the UK Tax-Advantaged Sub-Plan (the “Plan”). The Options have an exercise price of $2.00 and will vest 25% on the one-year anniversary of the grant date and the remainder in equal monthly installments over three years.

Non-Employee Director Compensation Plan

On March 31, 2021, the Board, upon recommendation of the Committee, adopted a non-employee director compensation policy (the “Policy”), pursuant to which each non-employee employee director is entitled to receive an annual cash retainer of $36,000. In addition, each year, each non-employee director is entitled to receive (i) options to purchase 18,000 shares of Common Stock, which will vest 25% on the one-year anniversary of the grant date and the remainder in equal monthly installments over three years and (ii) options to purchase 6,000 shares of Common Stock, which will vest on the one-year anniversary of the grant date. All equity awards granted pursuant to Policy are subject to the terms and conditions of the Plan.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTKEM, INC.

Dated: March 31, 2021	By:	/s/ Robert Bahns
Robert Bahns
Chief Financial Officer

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